July 21, 2015	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of
$0.85 Per Diluted Common Share

Preliminary Financial Results for the Second Quarter and First Half of 2015:

•	Total Loans: Total gross loans, excluding acquired covered loans, acquired non-covered loans and mortgage loans held for sale, increased $207.3 million, or 7.9%, from December 31, 2014, to June 30, 2015, primarily in the areas of commercial real estate loans, consumer loans, construction loans, and other residential loans. Net decreases in the acquired loan portfolios totaled $42.8 million in the six months ended June 30, 2015.
•	Net Interest Income: Net interest income for the second quarter of 2015 increased $2.0 million to $42.0 million compared to $40.0 million for the second quarter of 2014. Net interest margin was 4.53% for the quarter ended June 30, 2015, compared to 4.69% for the second quarter of 2014 and 4.82% for the quarter ended March 31, 2015. The decrease in the margin from the prior year second quarter was primarily the result of decreases in average loan yields and a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year quarter. A decrease of approximately 20 basis points in the margin compared to the quarter ended March 31, 2015, was primarily the result of a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools. In addition, during the quarter ended March 31, 2015, the Company collected amounts on certain acquired loans from customers which had previously not been expected to be collectible, resulting in 10 basis points of the total net interest margin reported, which was not recurring for the quarter ended June 30, 2015. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 78 basis points for the quarter ended June 30, 2015 and 107 basis points for the quarter ended June 30, 2014. For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."
•	Asset Quality: Non-performing assets and potential problem loans, excluding those currently or previously covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement and are accounted for and analyzed as loan pools rather than individual loans, totaled $60.4 million at June 30, 2015, a decrease of $8.3 million from $68.7 million at December 31, 2014 and a decrease of $5.6 million from $66.0 million at March 31, 2015. Non-performing assets were $39.0 million, or 0.95% of total assets, at June 30, 2015, compared to $43.7 million, or 1.11% of total assets, at December 31, 2014 and $42.4 million, or 1.04% of total assets, at March 31, 2015. Net charge-offs were $673,000 for the three months ended June 30, 2015, compared to net charge-offs of $1.6 million for the three months ended June 30, 2014 and net charge-offs of $664,000 for the three months ended March 31, 2015.
•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of June 30, 2015, the Company's Tier 1 Leverage Ratio was 11.3%, Common Equity Tier 1 Capital Ratio was 11.0%, Tier 1 Capital Ratio was 13.6%, and Total Capital Ratio was 14.8%.
•	Significant Unusual Income or Expense Items: During the three months ended June 30, 2015, the Company sold a banking center building in Nebraska at a net gain of $671,000, which is included in the Consolidated Statements of Income under "Noninterest Income – Other Income." Currently, this banking center is still operating under a lease agreement. The Company plans to build a replacement banking center, expected to open in 2016, in a superior commercial/retail location. During the quarter, the Company sold vacant land in Iowa that was acquired as part of the Valley Bank transaction at a net gain of $327,000, which is included in the Consolidated Statements of Income under "Noninterest Expense – Expense on Foreclosed Assets."

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended June 30, 2015, were $0.85 per diluted common share ($11.9 million available to common shareholders) compared to $0.79 per diluted common share ($10.9 million available to common shareholders) for the three months ended June 30, 2014.

Preliminary earnings for the six months ended June 30, 2015, were $1.67 per diluted common share ($23.4 million available to common shareholders) compared to $1.42 per diluted common share ($19.6 million available to common shareholders) for the six months ended June 30, 2014.

For the quarter ended June 30, 2015, annualized return on average common equity was 12.67%, annualized return on average assets was 1.18%, and net interest margin was 4.53%, compared to 13.02%, 1.17% and 4.69%, respectively, for the quarter ended June 30, 2014.  For the six months ended June 30, 2015, annualized return on average common equity was 12.65%; annualized return on average assets was 1.16%; and net interest margin was 4.67% compared to 11.86%, 1.07% and 4.68%, respectively, for the six months ended June 30, 2014.

President and CEO Joseph W. Turner commented, "Our earnings remained strong in the second quarter at $0.85 per diluted common share, compared to $0.79 in the same period in 2014. Continuing the trend from the first quarter, earnings were driven by strong loan growth throughout the Company's eight-state footprint and in most loan types. Total loans, excluding acquired covered and non-covered loans and mortgage loans held for sale, increased $104 million from the end of the first quarter of 2015, and increased $207 million in the first six months of 2015. The reported net interest margin was 4.53% for the quarter ended June 30, 2015, compared to 4.69% for the same period in 2014. The net interest margin, excluding the effects of yield accretion on acquired loans, was relatively stable at 3.75% for the second quarter. Like most banks, we anticipate some margin pressure going forward as average loan yields decrease and deposit costs rise slightly because of increased competition. Credit quality continued to improve from the end of the first quarter of 2015 with a decrease of $5.6 million in total non-performing assets and potential problem loans, excluding FDIC covered and non-covered loans.

"Our capital remained strong in the second quarter. As of June 30, 2015, total stockholders' equity was $437.6 million, or 10.6% of assets, and common stockholders' equity was $379.6 million, or 9.2% of assets, equivalent to a book value of $27.51 per common share and up from $26.30 at the end of 2014. We were also pleased to increase our common stockholder dividend by $0.02 to $0.22 per common share in the second quarter, reflecting the Company's solid performance."

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net interest income	$42,009	$39,971	$86,134	$77,938
Provision for loan losses	1,300	1,462	2,600	3,154
Non-interest income	3,457	10,631	3,399	11,555
Non-interest expense	27,949	34,399	55,189	60,293
Provision for income taxes	4,214	3,687	8,088	6,174
Net income	$12,003	$11,054	$23,656	$19,872

Net income available to common shareholders	$11,858	$10,909	$23,366	$19,582
Earnings per diluted common share	$0.85	$0.79	$1.67	$1.42

NET INTEREST INCOME

Net interest income for the second quarter of 2015 increased $2.0 million to $42.0 million compared to $40.0 million for the second quarter of 2014.  Net interest margin was 4.53% in the second quarter of 2015, compared to 4.69% in the same period of 2014, a decrease of 16 basis points.  For the three months ended June 30, 2015, the net interest margin decreased 29 basis points compared to the net interest margin of 4.82% in the three months ended March 31, 2015.  The average interest rate spread was 4.44% for the three months ended June 30, 2015, compared to 4.58% for the three months ended June 30, 2014.  For the three months ended June 30, 2015, the average interest rate spread decreased 29 basis points compared to the average interest rate spread of 4.73% in the three months ended March 31, 2015.

Net interest income for the six months ended June 30, 2015 increased $8.2 million to $86.1 million compared to $77.9 million for the six months ended June 30, 2014.  Net interest margin was 4.67% in the six months ended June 30, 2015, compared to 4.68% in the same period of 2014, a decrease of 1 basis point.  The average interest rate spread was 4.59% for the six months ended June 30, 2015, compared to 4.57% for the six months ended June 30, 2014.

The Company's net interest margin has been significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the second quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  No material additional estimated cash flows were recorded in the quarter ended June 30, 2015, related to these loan pools.

In addition, the Company's net interest margin has been impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the June 2014 Valley Bank FDIC-assisted transaction.  Beginning with the quarter ended December 31, 2014, the cash flow estimates have increased for certain of the Valley Bank loan pools primarily based on significant loan repayments and also due to collection of certain loans, thereby reducing loss expectations on certain of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of these loan pools.  The Valley Bank transaction did not include a loss sharing agreement with the FDIC.  Therefore, there is no related indemnification asset. The entire amount of the discount adjustment will be accreted to interest income over time with no offsetting impact to non-interest income.  The amount of the Valley Bank discount adjustment accreted to interest income for the three and six months ended June 30, 2015 was $981,000 and $2.0 million, respectively, and is included in the impact on net interest income/net interest margin amount in the table below.  Based on current estimates, we anticipate recording additional interest income accretion of $1.3 million in the remainder of 2015 related to these Valley Bank loan pools.

The impact of these adjustments on the Company's financial results for the reporting periods presented is shown below:

	Three Months Ended
	June 30, 2015		June 30, 2014
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$7,259	78 bps	$9,085	107 bps
Non-interest income	(5,374)		(7,469)
Net impact to pre-tax income	$1,885		$1,616

	Six Months Ended
	June 30, 2015		June 30, 2014
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$16,221	88 bps	$16,988	102 bps
Non-interest income	(12,052)		(13,805)
Net impact to pre-tax income	$4,169		$3,183

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $18.8 million and the remaining adjustment to the indemnification assets, including the effects of the clawback liability related to InterBank, that will affect non-interest income (expense) is $(15.3) million. Of the remaining adjustments, we expect to recognize $9.7 million of interest income and $(7.3) million of non-interest income (expense) during the remainder of 2015.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to evaluate its estimate of expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended June 30, 2015 increased 13 basis points when compared to the year-ago quarter.  The increase in net interest margin is primarily due to a decrease in interest expense on FHLB advances and structured repurchase borrowings, due to the payoff of FHLB advances and structured repurchase agreements, as discussed in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.  In addition, the mix of assets has continued to change through an increase in the average balance of loans and a decrease in the average balance of investment securities.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2015, non-interest income decreased $7.2 million to $3.5 million when compared to the quarter ended June 30, 2014, primarily as a result of the following increases and decreases:

•	Initial gain recognized on business acquisition: In the 2014 period, the Company recognized a preliminary one-time gain of $10.8 million (pre-tax) on the FDIC-assisted acquisition of Valley Bank, which occurred on June 20, 2014.

Excluding the gain referenced above, non-interest income increased $3.6 million when compared to the quarter ended June 30, 2014, primarily as a result of the following items:

•	Amortization of income related to business acquisitions: The net amortization expense related to business acquisitions was $5.2 million for the quarter ended June 30, 2015, compared to $7.2 million for the quarter ended June 30, 2014. The amortization expense for the quarter ended June 30, 2015, consisted of the following items: $5.1 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios and $459,000 of amortization of the clawback liability. Partially offsetting the expense was income from the accretion of the discount related to the indemnification assets for the Sun Security Bank and InterBank acquisitions of $357,000.
•	Other income: Other income increased $704,000 compared to the prior year quarter. The increase was primarily due to a $671,000 net gain on the sale of fixed assets from the sale of a banking center building in Nebraska. Currently, this banking center is still operating under a lease agreement. The Company plans to build a replacement banking center.
•	Late charges and fees on loans: Late charges and fees on loans increased $497,000 compared to the prior year quarter. The increase was primarily due to yield maintenance payments received on 11 commercial loan prepayments, totaling $487,000.
•	Gains on sales of single-family loans: Gains on sales of single-family loans increased $451,000 compared to the prior year quarter. This increase was due to an increase in originations of fixed-rate loans in the 2015 period. Fixed rate single-family loans originated are subsequently sold in the secondary market.
•	Service charges and ATM fees: Service charges and ATM fees increased $298,000 compared to the prior year quarter, primarily due to an increase in fee income from the additional accounts acquired in the Valley Bank transaction in June 2014.
•	Net realized gains on sales of available-for-sale securities: Gains on sales of available-for-sale securities decreased $569,000 compared to the prior year quarter. This was due to the sale of all of the Company's Small Business Administration securities in June 2014, which produced a gain of $569,000. There were no securities sold in the 2015 quarter.

For the six months ended June 30, 2015, non-interest income decreased $8.2 million to $3.4 million when compared to the six months ended June 30, 2014, primarily as a result of the following increases and decreases:

•	Initial gain recognized on business acquisition: In the 2014 period, the Company recognized a preliminary one-time gain of $10.8 million (pre-tax) on the FDIC-assisted acquisition of Valley Bank, which occurred on June 20, 2014.

Excluding the gain referenced above, non-interest income increased $2.6 million when compared to the six months ended June 30, 2014, primarily as a result of the following items:

•	Amortization of income related to business acquisitions: The net amortization expense related to business acquisitions was $12.1 million for the six months ended June 30, 2015, compared to $13.6 million for the six months ended June 30, 2014. The amortization expense for the six months ended June 30, 2015, consisted of the following items: $11.1 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios and $945,000 of amortization of the clawback liability. In addition, the Company collected amounts on various problem assets acquired from the FDIC totaling $891,000. Under the loss sharing agreements, 80% of these collected amounts must be remitted to the FDIC; therefore, the Company recorded a liability and related expense of $713,000. Partially offsetting the expense was income from the accretion of the discount related to the indemnification assets for the Sun Security Bank and InterBank acquisitions of $853,000.
•	Gains on sales of single-family loans: Gains on sales of single-family loans increased $842,000 compared to the prior year period. This increase was due to an increase in originations of fixed-rate loans in the 2015 period. Fixed rate single-family loans originated are subsequently sold in the secondary market.
•	Service charges and ATM fees: Service charges and ATM fees increased $774,000 compared to the prior year period, primarily due to an increase in fee income from the additional accounts acquired in the Valley Bank transaction in June 2014.
•	Late charges and fees on loans: Late charges and fees on loans increased $531,000 compared to the prior year period. The increase was primarily due to yield maintenance payments received on 12 commercial loan prepayments, totaling $547,000.

•	Net realized gains on sales of available-for-sale securities: Gains on sales of available-for-sale securities decreased $642,000 compared to the prior year period. This was due to the sale of all of the Company's Small Business Administration securities in June 2014, which produced a gain of $569,000, and other securities sold in the 2014 period. There were no securities sold in the 2015 period.
•	Other Income: Other income decreased $607,000 compared to the prior year period. The decrease was primarily due to non-recurring debit card-related income of $1.0 million recognized during the 2014 period, partially offset by a $671,000 net gain on the sale of fixed assets from the sale of a banking center building in Nebraska.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2015, non-interest expense decreased $6.5 million to $27.9 million when compared to the quarter ended June 30, 2014, primarily as a result of the following items:

•	Other Operating Expenses: Other operating expenses decreased $7.6 million, to $2.2 million, in the quarter ended June 30, 2015 compared to the prior year quarter primarily due to $7.4 million in prepayment penalties paid in June 2014 as the Company elected to repay $130 million of its FHLB advances and structured repo borrowings prior to their maturity.
•	Expense on foreclosed assets: Expense on foreclosed assets decreased $1.0 million compared to the prior year quarter primarily due to the write-down of $940,000 of one foreclosed asset during the 2014 period.

Partially offsetting the decrease in non-interest expense was an increase in the following items:

•	Expenses related to operations of former Valley Bank: The Company incurred approximately $587,000 of additional non-interest expenses during the quarter ended June 30, 2015 compared to the quarter ended June 30, 2014, in connection with the operations of former Valley Bank banking centers and related banking activities, acquired through the FDIC in June 2014. Total Valley Bank non-interest expenses related to operations were $1.2 million for the quarter ended June 30, 2015, compared to $610,000 of acquisition-related expenses in the quarter ended June 30, 2014. The additional expenses for the 2015 quarter included approximately $134,000 of compensation expense, approximately $244,000 of net occupancy expense and approximately $191,000 of computer and equipment expense.
•	Advertising: Advertising expense increased $312,000 for the quarter ended June 30, 2015, when compared to the prior year quarter, due to additional marketing campaigns across the franchise in the current year period, including new markets, sponsorships in the Quad Cities market and the opening of the new banking center in Columbia, Mo.

For the six months ended June 30, 2015, non-interest expense decreased $5.1 million to $55.2 million when compared to the six months ended June 30, 2014, primarily as a result of the following items:

•	Other Operating Expenses: Other operating expenses decreased $7.6 million, to $3.9 million, in the six months ended June 30, 2015 compared to the prior year period primarily due to $7.4 million in prepayment penalties paid in June 2014 as the Company elected to repay $130 million of its FHLB advances and structured repo borrowings prior to their maturity.
•	Expense on foreclosed assets: Expense on foreclosed assets decreased $1.5 million compared to the prior year period primarily due to write-downs of foreclosed assets during the 2014 period, including the write-down of $940,000 of one foreclosed asset during the 2014 period.

Partially offsetting the decrease in non-interest expense was an increase in the following items:

•	Expenses related to operations of former Valley Bank: The Company incurred approximately $1.9 million of additional non-interest expenses during the six months ended June 30, 2015 compared to the six months ended June 30, 2014, in connection with the operations of former Valley Bank banking centers and related banking activities, which was acquired through the FDIC in June 2014. Total Valley Bank non-interest expenses related to operations were $2.5 million for the six months ended June 30,

2015, compared to $610,000 of acquisition-related expenses in the six months ended June 30, 2014. Those additional expenses included approximately $606,000 of compensation expense, approximately $590,000 of net occupancy expense and approximately $477,000 of computer and equipment expense.
The Company's efficiency ratio for the quarter ended June 30, 2015, was 61.47% compared to 67.98% for the same quarter in 2014.  The efficiency ratio for the six months ended June 30, 2015, was 61.64% compared to 67.37% for the same period in 2014.  The improvement in the ratio in the 2015 three and six month periods was primarily due to the increase in net interest income, which is discussed above, and the decrease in non-interest expense, partially offset by the decrease in non-interest income.  The Company's ratio of non-interest expense to average assets decreased from 3.64% and 3.24% for the three and six months ended June 30, 2014, respectively, to 2.75% and 2.71% for the three and six months ended June 30, 2015, respectively.  The decrease in the current three and six month period ratios was primarily due to the increase in average assets in the 2015 period compared to the 2014 period, and the decrease in non-interest expense as discussed above.  Average assets for the quarter ended June 30, 2015, increased $288.1 million, or 7.6%, from the quarter ended June 30, 2014, primarily due to the Valley Bank acquisition in June 2014, and organic loan growth, partially offset by decreases in investment securities and other interest-earning assets and FDIC indemnification assets.  Average assets for the six months ended June 30, 2015, increased $348.8 million, or 9.4%, from the six months ended June 30, 2014, due to the same reasons noted for the three month period.

INCOME TAXES

For the three months ended June 30, 2015 and 2014, the Company's effective tax rate was 26.0% and 25.0%, respectively, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of certain investment tax credits utilized and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  For the six months ended June 30, 2015 and 2014, the Company's effective tax rate was 25.5% and 23.7%, respectively, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of certain investment tax credits utilized and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 24-26% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company's effective tax rate may fluctuate as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.

CAPITAL

As of June 30, 2015, total stockholders' equity was $437.6 million (10.6% of total assets).  As of June 30, 2015, common stockholders' equity was $379.6 million (9.2% of total assets), equivalent to a book value of $27.51 per common share.  Total stockholders' equity at December 31, 2014, was $419.7 million (10.6% of total assets). As of December 31, 2014, common stockholders' equity was $361.8 million (9.2% of total assets), equivalent to a book value of $26.30 per common share.  At June 30, 2015, the Company's tangible common equity to total assets ratio was 9.1%, compared to 9.0% at December 31, 2014. The tangible common equity to total risk-weighted assets ratio was 11.1% and 10.9% at June 30, 2015, and December 31, 2014, respectively.

On a preliminary basis, as of June 30, 2015, the Company's Tier 1 Leverage Ratio was 11.3%, Common Equity Tier 1 Capital Ratio was 11.0%, Tier 1 Capital Ratio was 13.6%, and Total Capital Ratio was 14.8%.  On June 30, 2015, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 9.6%, Common Equity Tier 1 Capital Ratio was 11.5%, Tier 1 Capital Ratio was 11.5%, and Total Capital Ratio was 12.7%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury's Small Business Lending Fund (SBLF) program.  Through the SBLF, in August 2011, the Company issued a new series of preferred stock with an aggregate liquidation amount totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the second quarter of 2015 was 1.0% and the dividend rate will remain at 1.0% until the first quarter of 2016.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended June 30, 2015, decreased $162,000 to $1.3 million when compared with the quarter ended June 30, 2014.  The provision for loan losses for the six months ended June 30, 2015, decreased $554,000 to $2.6 million when compared with the six months ended June 30, 2014.  At June 30, 2015, the allowance for loan losses was $39.7 million, an increase of $1.3 million from December 31, 2014.  Total net charge-offs were $673,000 and $1.6 million for the quarters ended June 30, 2015, and 2014, respectively.  For the quarter ended June 30, 2015, one relationship made up $530,000 of the total $673,000 in net charge-offs.  Total net charge-offs were $1.3 million and $5.2 million for the six months ended June 30, 2015 and 2014, respectively.  For the six months ended June 30, 2015, three relationships made up $1.0 million of the total $1.3 million in net charge-offs.  The increase in the allowance for loan losses in the three months ended June 30, 2015, was primarily due to loan growth.  General market conditions, and more specifically, real estate absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 1.29%, 1.34% and 1.31% at June 30, 2015, December 31, 2014 and March 31, 2015, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at June 30, 2015, based on recent reviews of the Company's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below as they are, or were, subject to loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  At June 30, 2015, there were no material non-performing assets or potential problem loans that were previously covered, and are now not covered, under the TeamBank or Vantus Bank non-single-family loss sharing agreements.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools acquired in 2009, 2011 and 2012 has been better than original expectations as of the acquisition dates.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they are not covered by a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition as of June 20, 2014; therefore, these loan pools are analyzed rather than the individual loans.

The loss sharing agreement for the non-single-family portion of the loans acquired in the TeamBank transaction ended on March 31, 2014.  Any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage. At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $19.5 million, net of discounts, at June 30, 2015.

The loss sharing agreement for the non-single-family portion of the loans acquired in the Vantus Bank transaction ended on September 30, 2014.  Any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage.  At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $19.0 million, net of discounts, at June 30, 2015.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, at June 30, 2015, were $39.0 million, a decrease of $4.7 million from $43.7 million at December 31, 2014, and a decrease of $3.4 million from $42.4 million at March 31, 2015.  Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 0.95% at June 30, 2015, compared to 1.11% at December 31, 2014 and 1.04% at March 31, 2015.

Compared to December 31, 2014, non-performing loans decreased $3.0 million to $5.1 million at June 30, 2015, and foreclosed assets decreased $1.7 million to $33.9 million at June 30, 2015.  Compared to March 31, 2015, non-performing loans decreased $1.0 million to $5.1 million at June 30, 2015, and foreclosed assets decreased $2.4 million to $33.9 million at June 30, 2015. Non-performing commercial real estate loans comprised $2.7 million, or 52.3%, of the total of $5.1 million of non-performing loans at June 30, 2015, a decrease of $464,000 from March 31, 2015.  Non-performing one-to four-family residential loans comprised $1.2 million, or 22.8%, of the total non-performing loans at June 30, 2015, a decrease of $301,000 from March 31, 2015.  Non-performing consumer loans decreased $122,000 in the three months ended June 30, 2015, and were $992,000, or 19.4%, of total non-performing loans at June 30, 2015.

Compared to December 31, 2014, potential problem loans decreased $3.6 million to $21.4 million at June 30, 2015.  Compared to March 31, 2015, potential problem loans decreased $2.1 million.  This decrease was due to $1.3 million in loans removed from potential problem loans, $638,000 in payments, $544,000 in charge-offs and $157,000 transferred to foreclosed assets, partially offset by the addition of $484,000 of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended June 30, 2015, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	56	—	—	—	—	—	—	56
Land development	—	11	—	—	—	—	—	11
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,466	96	(88)	(83)	(85)	(38)	(103)	1,165
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	3,134	—	—	—	(193)	—	(271)	2,670
Commercial business	305	—	(56)	(7)	—	(18)	(9)	215
Consumer	1,114	406	(89)	(59)	(34)	(61)	(285)	992

Total	$6,075	$513	$(233)	$(149)	$(312)	$(117)	$(668)	$5,109

At June 30, 2015, the non-performing commercial real estate category included seven loans, all of which were added during previous periods.  The largest relationship in this category totaled $1.7 million, or 62.6%, of the total category, and is collateralized by a theater property in Branson, Mo.  The non-performing one- to four-family residential category included 19 loans, two of which were added during the current quarter.  The non-performing consumer category included 88 loans, 40 of which were added during the quarter.

Activity in the potential problem loans category during the quarter ended June 30, 2015, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$853	$21	$—	$—	$—	$—	$(407)	$467
Subdivision construction	4,143	—	(251)	—	—	—	(117)	3,775
Land development	5,857	—	(330)	—	—	—	—	5,527
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,943	—	—	—	(157)	(14)	(17)	1,755
Other residential	1,956	—	—	—	—	—	—	1,956
Commercial real estate	7,519	285	(670)	—	—	—	(22)	7,112
Commercial business	1,070	7	—	—	—	(530)	(65)	482
Consumer	204	171	—	—	—	—	(10)	365

Total	$23,545	$484	$(1,251)	$—	$(157)	$(544)	$(638)	$21,439

At June 30, 2015, the commercial real estate category of potential problem loans included six loans, one of which was added during the current quarter.  The largest relationship in this category had a balance of $4.8 million, or 67.6% of the total category.  The relationship is collateralized by properties located near Branson, Mo.  The land development category of potential problem loans included two loans, both of which were added during previous periods.  The largest relationship in this category totaled $3.8 million, or 69.5% of the total category, and is collateralized by property in the Branson, Mo., area.  The subdivision construction category of potential problem loans included seven loans, all of which were added during previous periods.  The largest relationship in this category, which is made up of four loans, had a balance totaling $3.4 million, or 91.2% of the total category, and is collateralized by property in southwest Missouri.  The other residential category of potential problem loans included one loan which was added in a previous period, and is collateralized by properties located in the Branson, Mo., area.  The one- to four-family residential category of potential problem loans included 22 loans, all of which were added during previous periods.  The commercial business category of potential problem loans included six loans, one of which was added in the current quarter.  The $530,000 charge-off in this category was related to one borrower.  The one-to four-family construction category of potential problem loans included three loans, all of which were to the same borrower, and all of which were added during 2014.  These loans were collateralized by property in southwest Missouri and were all originated prior to 2008.  These loans are part of the same borrower relationship as the $3.4 million relationship in the subdivision construction category noted above.

Activity in foreclosed assets, excluding $2.8 million in foreclosed assets covered by FDIC loss sharing agreements, $709,000 in foreclosed assets previously covered by FDIC loss sharing agreements, $539,000 in foreclosed assets related to Valley Bank and not covered by loss sharing agreements, $43,000 of other assets related to acquired loans, and $2.0 million in properties which were not acquired through foreclosure, during the quarter ended June 30, 2015, was as follows:

	Beginning Balance, April 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, June 30
	(In thousands)

One-to four-family construction	$120	$—	$(120)	$—	$—	$—
Subdivision construction	9,779	—	(201)	—	(92)	9,486
Land development	16,862	—	(760)	—	—	16,102
Commercial construction	—	—	—	—	—	—
One- to four-family residential	2,405	242	(639)	—	(22)	1,986
Other residential	2,633	—	(488)	5	—	2,150
Commercial real estate	3,664	193	(306)	—	—	3,551
Commercial business	48	—	—	—	—	48
Consumer	832	942	(1,221)	—	—	553

Total	$36,343	$1,377	$(3,735)	$5	$(114)	$33,876

At June 30, 2015, the land development category of foreclosed assets included 33 properties, the largest of which was located in northwest Arkansas and had a balance of $2.3 million, or 14.2% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 39.1% and 35.8% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 30 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $1.5 million, or 15.9% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 18.5% and 13.0% is located in Branson, Mo. and Springfield, Mo., respectively.  The commercial real estate category of foreclosed assets included seven properties, the largest of which was located in southeast Missouri and was added during the quarter ended March 31, 2015.  That property totaled $2.0 million, or 57.2% of the total category.  The other residential category of foreclosed assets included 11 properties, 10 of which were part of the same condominium community, located in Branson, Mo. and had a balance of $1.8 million, or 83.7% of the total category.  The one-to four-family residential category of foreclosed assets included 14 properties, of which the largest relationship, with four properties in the Branson, Missouri area, had a balance of $651,000, or 32.8% of the total category.  Of the total dollar amount in the one-to- four-family category of foreclosed assets, 55.7% is located in Branson, Mo.

BUSINESS INITIATIVES

The Company's first banking center in Columbia, Mo., opened on April 20, 2015. The full-service banking center is located at 3200 S. Providence Road. Columbia, the home of the University of Missouri, is a growing market and is a regional medical hub and home to several large corporations.

Renovation of the 20,000-square-foot office building in Overland Park, Kan., is well underway. This building will be the Company's Kansas City commercial and retail loan headquarters and will include a new retail banking center.  The commercial lending group recently began operating from the new building and the retail banking center is expected to open by the end of September 2015. Additional space in the building is leased to tenants unrelated to the Company.

The Company is in the beginning stages of testing personal teller machines (PTMs). PTMs offer customers the benefit of utilizing either self-service solutions or personal interactions to fulfill their banking needs. It combines video collaboration and remote transaction processing technology embedded within the ATM to give customers the choice of self-service or connecting with a remote teller in a highly personalized, two-way audio/video interaction.  In-branch and off-premise PTMs are being considered.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiii) the uncertainties arising from the Company's participation in the Small Business Lending Fund program, including uncertainties concerning the potential future redemption by us of the U.S. Treasury's preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiv) costs and effects of litigation, including settlements and judgments; and (xv) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and six months ended June 30, 2015, and 2014, and the three months ended March 31, 2015, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2015	2014
Selected Financial Condition Data:	(In thousands)

Total assets	$4,111,170	$3,951,334
Loans receivable, gross	3,245,085	3,080,559
Allowance for loan losses	39,699	38,435
Other real estate owned, net	39,997	45,838
Available-for-sale securities, at fair value	326,389	365,506
Deposits	3,196,318	2,990,840
Total borrowings	441,931	514,014
Total stockholders' equity	437,580	419,745
Common stockholders' equity	379,637	361,802
Non-performing assets (excluding FDIC-assisted transaction assets)	38,985	43,688

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2015	2014	2015	2014	2015
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$45,734	$44,384	$93,640	$86,679	$47,906
Interest expense	3,725	4,413	7,506	8,741	3,781
Net interest income	42,009	39,971	86,134	77,938	44,125
Provision for loan losses	1,300	1,462	2,600	3,154	1,300
Non-interest income	3,457	10,631	3,399	11,555	(56)
Non-interest expense	27,949	34,399	55,189	60,293	27,242
Provision for income taxes	4,214	3,687	8,088	6,174	3,874
Net income	$12,003	$11,054	$23,656	$19,872	$11,653
Net income available to common shareholders	$11,858	$10,909	$23,366	$19,582	$11,508

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2015	2014	2015	2014	2015
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.85	$0.79	$1.67	$1.42	$0.83
Book value	$27.51	$24.96	$27.51	$24.96	$26.93

Earnings Performance Ratios:
Annualized return on average assets	1.18%	1.17%	1.16%	1.07%	1.14%
Annualized return on average common stockholders' equity	12.67%	13.02%	12.65%	11.86%	12.63%
Net interest margin	4.53%	4.69%	4.67%	4.68%	4.82%
Average interest rate spread	4.44%	4.58%	4.59%	4.57%	4.73%
Efficiency ratio	61.47%	67.98%	61.64%	67.37%	61.82%
Non-interest expense to average total assets	2.75%	3.64%	2.71%	3.24%	2.67%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered loans)	1.29%	1.54%	1.29%	1.54%	1.31%
Non-performing assets to period-end assets	0.95%	1.32%	0.95%	1.32%	1.04%
Non-performing loans to period-end loans	0.16%	0.48%	0.16%	0.48%	0.19%
Annualized net charge-offs to average loans	0.09%	0.29%	0.09%	0.47%	0.09%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	June 30, 2015	December 31, 2014	March 31, 2015
Assets

Cash	$111,729	$109,052	$108,092
Interest-bearing deposits in other financial institutions	157,499	109,595	169,977
Cash and cash equivalents	269,228	218,647	278,069

Available-for-sale securities	326,389	365,506	344,084
Held-to-maturity securities	353	450	450
Mortgage loans held for sale	16,567	14,579	14,521
Loans receivable (1), net of allowance for loan losses of $39,699 – June 2015; $38,435 - December 2014; $39,071 – March 2015	3,202,377	3,038,848	3,120,897
FDIC indemnification asset	32,177	44,334	37,799
Interest receivable	11,306	11,219	11,357
Prepaid expenses and other assets	59,127	60,452	69,682
Other real estate owned (2), net	39,997	45,838	46,165
Premises and equipment, net	127,627	124,841	124,296
Goodwill and other intangible assets	6,633	7,508	7,070
Federal Home Loan Bank stock	12,605	16,893	8,566
Current and deferred income taxes	6,784	2,219	3,971

Total Assets	$4,111,170	$3,951,334	$4,066,927

Liabilities and Stockholders' Equity

Liabilities
Deposits	$3,196,318	$2,990,840	$3,259,438
Federal Home Loan Bank advances	193,594	271,641	92,618
Securities sold under reverse repurchase agreements with customers	216,100	168,993	218,191
Short-term borrowings	1,308	42,451	1,313
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	1,076	1,067	982
Advances from borrowers for taxes and insurance	7,265	4,929	6,159
Accounts payable and accrued expenses	27,000	20,739	28,434
Total Liabilities	3,673,590	3,531,589	3,638,064

Stockholders' Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2015, December 2014 and March 2015 – 57,943 shares	57,943	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2015 – 13,801,109 shares; December 2014 – 13,754,806 shares; March 2015 – 13,773,576	138	138	138
Additional paid-in capital	23,167	22,345	22,657
Retained earnings	350,467	332,283	341,283
Accumulated other comprehensive gain	5,865	7,036	6,842
Total Stockholders' Equity	437,580	419,745	428,863

Total Liabilities and Stockholders' Equity	$4,111,170	$3,951,334	$4,066,927

(1)
At June 30, 2015, December 31, 2014 and March 31, 2015, includes loans, net of discounts, totaling $266.4 million, $286.6 million, and $275.0 million, respectively, which are subject to FDIC support through loss sharing agreements.  As of June 30, 2015, December 31, 2014 and March 31, 2015, also includes $19.5 million, $26.9 million and $24.8 million, respectively, of non- single-family loans, net of discounts, acquired in the Team Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  As of June 30, 2015, December 31, 2014 and March 31, 2015, also includes $19.0 million, $23.1 million and $21.9 million, respectively, of non- single-family loans, net of discounts, acquired in the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  In addition, as of June 30, 2015, December 31, 2014 and March 31, 2015, includes $110.9 million, $122.0 million and $116.4 million, respectively, of loans, net of discounts, acquired in the Valley Bank transaction on June 20, 2014, which are not covered by an FDIC loss sharing agreement.

(2)
At June 30, 2015, December 31, 2014 and March 31, 2015, includes foreclosed assets, net of discounts, totaling $2.8 million, $5.6 million and $5.1 million, respectively, which are subject to FDIC support through loss sharing agreements. At June 30, 2015, December 31, 2014 and March 31, 2015, includes $709,000, $879,000 and $879,000, respectively, net of discounts, of non- single-family foreclosed assets related to the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  At June 30, 2015, December 31, 2014 and March 31, 2015, includes $539,000, $778,000 and $868,000, respectively, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by FDIC loss sharing agreements.  In addition, at June 30, 2015, December 31, 2014 and March 31, 2015, includes $2.0 million, $2.9 million and $3.0 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2015	2014	2015	2014	2015
Interest Income
Loans	$43,947	$41,412	$89,896	$80,721	$45,949
Investment securities and other	1,787	2,972	3,744	5,958	1,957
	45,734	44,384	93,640	86,679	47,906
Interest Expense
Deposits	3,133	2,752	6,294	5,413	3,162
Federal Home Loan Bank advances	416	1,010	863	1,984	447
Short-term borrowings and repurchase agreements	16	512	37	1,069	21
Subordinated debentures issued to capital trust	160	139	312	275	151
	3,725	4,413	7,506	8,741	3,781

Net Interest Income	42,009	39,971	86,134	77,938	44,125
Provision for Loan Losses	1,300	1,462	2,600	3,154	1,300
Net Interest Income After Provision for Loan Losses	40,709	38,509	83,534	74,784	42,825

Noninterest Income
Commissions	299	344	580	626	281
Service charges and ATM fees	5,026	4,728	9,670	8,896	4,644
Net gains on loan sales	1,059	608	1,999	1,157	940
Net realized gains on sales of available-for-sale securities	—	569	—	642	—
Late charges and fees on loans	762	265	1,110	579	349
Net change in interest rate swap fair value	113	(130)	20	(233)	(92)
Initial gain recognized on business acquisition	—	10,805	—	10,805	—
Accretion (amortization) of income related to business acquisitions	(5,158)	(7,210)	(12,054)	(13,598)	(6,895)
Other income	1,356	652	2,074	2,681	717
	3,457	10,631	3,399	11,555	(56)

Noninterest Expense
Salaries and employee benefits	14,606	13,470	29,183	26,487	14,577
Net occupancy expense	6,115	5,210	12,169	10,614	6,054
Postage	912	844	1,801	1,637	888
Insurance	856	953	1,835	1,879	979
Advertising	750	438	1,182	1,169	432
Office supplies and printing	378	367	715	657	338
Telephone	767	681	1,532	1,417	765
Legal, audit and other professional fees	664	908	1,287	1,841	624
Expense on foreclosed assets	318	1,342	703	2,192	385
Partnership tax credit	420	427	840	880	420
Other operating expenses	2,163	9,759	3,942	11,520	1,780
	27,949	34,399	55,189	60,293	27,242

Income Before Income Taxes	16,217	14,741	31,744	26,046	15,527
Provision for Income Taxes	4,214	3,687	8,088	6,174	3,874
Net Income	12,003	11,054	23,656	19,872	11,653

Preferred Stock Dividends	145	145	290	290	145

Net Income Available to Common Shareholders	$11,858	$10,909	$23,366	$19,582	$11,508

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2015	2014	2015	2014	2015
Earnings Per Common Share
Basic	$0.86	$0.80	$1.69	$1.43	$0.84
Diluted	$0.85	$0.79	$1.67	$1.42	$0.83

Dividends Declared Per Common Share	$0.22	$0.20	$0.42	$0.40	$0.20

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $1.1 million and $590,000 for the three months ended June 30, 2015, and 2014, respectively.  Fees included in interest income were $2.1 million and $1.2 million for the six months ended June 30, 2015, and 2014, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2015(1)	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.46%	$463,299	$8,898	7.70%	$456,554	$10,236	8.99%
Other residential	4.45	424,328	5,238	4.95	356,701	5,233	5.88
Commercial real estate	4.32	1,061,020	12,701	4.80	898,858	11,842	5.28
Construction	3.76	327,457	3,663	4.49	231,718	2,627	4.55
Commercial business	4.54	331,352	4,418	5.35	283,555	3,882	5.49
Other loans	5.09	551,563	8,434	6.13	365,441	6,947	7.63
Industrial revenue bonds	5.22	42,540	595	5.61	46,762	645	5.53

Total loans receivable	4.59	3,201,559	43,947	5.51	2,639,589	41,412	6.29

Investment securities	2.71	346,868	1,713	1.98	542,415	2,867	2.12
Other interest-earning assets	0.17	170,798	74	0.17	237,091	105	0.18

Total interest-earning assets	4.23	3,719,225	45,734	4.93	3,419,095	44,384	5.21
Non-interest-earning assets:
Cash and cash equivalents		106,642			88,038
Other non-earning assets		244,899			275,525
Total assets		$4,070,766			$3,782,658

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.21	$1,427,920	501	0.14	$1,468,150	806	0.22
Time deposits	0.83	1,252,921	2,632	0.84	990,641	1,946	0.79
Total deposits	0.51	2,680,841	3,133	0.47	2,458,791	2,752	0.45
Short-term borrowings and repurchase agreements	0.02	215,290	16	0.03	199,633	512	1.03
Subordinated debentures issued to capital trust	1.84	30,929	160	2.08	30,929	139	1.80
FHLB advances	0.92	142,510	416	1.17	135,054	1,010	3.00

Total interest-bearing liabilities	0.51	3,069,570	3,725	0.49	2,824,407	4,413	0.63
Non-interest-bearing liabilities:
Demand deposits		538,016			541,222
Other liabilities		26,174			19,615
Total liabilities		3,633,760			3,385,244
Stockholders' equity		437,006			397,414
Total liabilities and stockholders' equity		$4,070,766			$3,782,658

Net interest income:
Interest rate spread	3.72%		$42,009	4.44%		$39,971	4.58%
Net interest margin*				4.53%			4.69%
Average interest-earning assets to average interest-bearing liabilities		121.2%			121.1%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at June 30, 2015, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended June 30, 2015.

	June 30, 2015(1)	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.46%	$463,003	$18,808	8.19%	$448,136	$19,357	8.71%
Other residential	4.45	425,140	10,867	5.15	356,293	10,550	5.97
Commercial real estate	4.32	1,048,226	25,378	4.88	884,700	23,722	5.41
Construction	3.76	323,320	7,399	4.61	221,454	5,232	4.76
Commercial business	4.54	327,772	9,653	5.94	277,331	7,466	5.43
Other loans	5.09	539,471	16,590	6.20	347,539	13,111	7.61
Industrial revenue bonds	5.22	43,305	1,201	5.59	46,333	1,283	5.58

Total loans receivable	4.59	3,170,237	89,896	5.72	2,581,786	80,721	6.30

Investment securities	2.71	358,525	3,595	2.02	550,525	5,775	2.12
Other interest-earning assets	0.17	188,820	149	0.16	228,448	183	0.16

Total interest-earning assets	4.23	3,717,582	93,640	5.08	3,360,759	86,679	5.20
Non-interest-earning assets:
Cash and cash equivalents		105,311			90,172
Other non-earning assets		249,567			272,729
Total assets		$4,072,460			$3,723,660

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.21	$1,429,979	1,222	0.17	$1,423,822	1,576	0.22
Time deposits	0.83	1,221,338	5,072	0.84	983,977	3,837	0.79
Total deposits	0.51	2,651,317	6,294	0.48	2,407,799	5,413	0.45
Short-term borrowings and repurchase agreements	0.02	219,973	37	0.03	204,416	1,069	1.06
Subordinated debentures issued to capital trust	1.84	30,929	312	2.03	30,929	275	1.79
FHLB advances	0.92	174,967	863	0.99	130,779	1,984	3.06

Total interest-bearing liabilities	0.51	3,077,186	7,506	0.49	2,773,923	8,741	0.63
Non-interest-bearing liabilities:
Demand deposits		537,834			535,786
Other liabilities		25,412			20,846
Total liabilities		3,640,432			3,330,555
Stockholders' equity		432,028			393,105
Total liabilities and stockholders' equity		$4,072,460			$3,723,660

Net interest income:
Interest rate spread	3.72%		$86,134	4.59%		$77,938	4.57%
Net interest margin*				4.67%			4.68%
Average interest-earning assets to average interest-bearing liabilities		120.8%			121.2%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at June 30, 2015, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the six months ended June 30, 2015.